Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statement of Perfect Moment, Ltd. on Form S-8 (File No. 333-277335) of our report dated July 1, 2024, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the consolidated financial statements of Perfect Moment, Ltd. as of March 31, 2024 and 2023 and for the years then ended, which report is included in this Annual Report on Form 10-K of Perfect Moment, Ltd. for the year ended March 31, 2024.

/s/ Weinberg & Company, P.A.
Weinberg & Company, P.A.
Los Angeles, California
July 1, 2024